Zoom Technologies Reports Q3 2007 Results, Including 56% Sales Increase

Boston, MA, October 29, 2007 -Zoom Technologies, Inc. (NASDAQ: ZOOM), a leading producer of modems and other communication products, today reported net sales of $5.6 million for its third quarter ended September 30, 2007, up 56% from $3.6 million for the third quarter of 2006. As reported in October 2006, Q3 2006 net sales were reduced by $0.5 million due to a major customer’s shift to consignment.

Zoom reported an operating loss of $0.7 million for Q3 2007, a significant improvement over the operating loss of $1.8 million for Q3 2006. Zoom reported a net loss of $0.6 million or $0.07 per share for Q3 2007 compared to a net loss of $0.8 million or $0.09 per share for Q3 2006. Zoom’s Q3 2006 net loss benefited from other income of $0.9 million, a portion of Zoom’s gain from the sale of Intermute.

Zoom’s sales in North America in Q3 2007 were up 43% over Q3 2006, with particular strength at retail. Zoom’s sales outside North America in Q3 2007 were up 79%, with strong growth at retail in the UK.

Gross profit was $1.3 million or 23.2% of net sales in Q3 2007, up from $0.2 million or 6.7% of net sales in Q3 2006. The increase in gross profit was primarily due to higher revenues and lower fixed costs, as fixed costs benefited from the move of Zoom’s North American final assembly, test, warehousing, and shipping facility from Boston to Tijuana.

Operating expenses were $2.0 million or 36.4% of net sales in Q3 2007 compared to $2.0 million or 55.7% of net sales in Q3 2006. Variable selling expenses went up in Q3 2007 due to higher revenues, but these increases were offset by reductions in G&A and R&D expenses.

Zoom’s cash balance on September 30, 2007 was $3.7 million, down from $5.8 million on June 30, 2007. This change was primarily due to Zoom’s previously reported $1.1 million investment in Unity Business Systems, $0.1 million Unity transaction costs, and Zoom’s $0.6 million loss in the third quarter of 2007. Zoom’s current ratio was 3.6 on September 30, 2007, and Zoom’s working capital was $8.6 million. Shareholder equity on September 30, 2007 was $9.85 million, over $1 per share. Zoom has no long-term debt.

“Our results benefited from dramatically higher broadband modem sales, especially through retailers in the US and UK,” said Frank Manning, Zoom’s President and CEO. “DSL sales more than doubled, and our cable modem sales also increased dramatically. We have increased our broadband shelf space, and we are benefiting from end-users who like the features, warranty, and high performance per dollar that Zoom’s modems provide. We are also benefiting from our successful efforts to reduce manufacturing fixed costs as well as the cost of many of our DSL modems. During Q3 2007 we closed our Florida customer support facility, consolidating all support in Boston. Our primary focus now is on growing sales through marketing and sales efforts, new product introductions, and superior logistics and customer support. We also made a strategic investment in Unity Business Systems in July 2007, and we continue to review strategic opportunities.”

Zoom has scheduled a conference call for Monday, October 29th at 4:00 p.m. Eastern Time. You may access the conference call by dialing (888) 211-9937 for calls made within the United States and (913) 312-1276 for calls made from outside the United States. The call will also be simulcast to stock analysts and other interested parties on Zoom’s website (www.zoom.com/Q3) and to other financial and investor-oriented websites via the CCBN/StreetEvents network. Shortly after the conference call, a recording of the call will be available on Zoom’s website. For additional information, please contact Investor Relations, Zoom Technologies, 207 South Street, Boston, MA 02111, telephone (617) 753-0698, email investor@zoom.com, or visit Zoom’s website at www.zoom.com.

About Zoom Technologies

Zoom Technologies, Inc. designs, produces, markets, and supports communication products under the Zoom, Hayes®, and Global Village® brands. Zoom is headquartered in Boston, and its European sales and support center is in the UK. Zoom markets its products in over forty countries, and provides multi-lingual support from its offices in Boston and the UK. For more information about Zoom and its products, please see www.zoom.com.

Forward Looking Statements

This release contains forward-looking information relating to Zoom’s plans, expectations, and intentions, including statements relating to Zoom’s efforts to increase sales and reduce costs. Actual results may be materially different from expectations as a result of known and unknown risks, including: the need for additional funding which Zoom may be unable to obtain; declining demand for certain of Zoom’s products; delays, unanticipated costs, interruptions or other uncertainties associated with Zoom’s production and shipping capabilities in Mexico; Zoom’s reliance on an outsourcing partner to conduct production operations in Mexico; Zoom’s dependence on key employees; the uncertainty of future demand from any specific customer or for all of Zoom’s customers as a group; Zoom’s reliance on a relatively limited number of customers for sale of its products; Zoom’s reliance on international sales; the uncertainty of the regulatory environment for Zoom’s products; uncertainty of new product development and introduction, including budget overruns, project delays, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; Zoom’s dependence on one or a limited number of suppliers for certain key components; rapid technological change; competition; factors affecting Zoom’s liquidity; and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

ZOOM TECHNOLOGIES, INC.

Consolidated Balance Sheets

In thousands

(Unaudited)

	Sept 30,	Dec 31,
	2007	2006

Assets

Current assets:

Cash	$3,656	$7,833
Accounts receivable, net	3,664	3,386
Inventories	4,294	4,512
Prepaid expenses and other	208	269

Total current assets	11,822	16,000

Property and equipment, net	179	249

Investment	1,179	—

Total assets	$13,180	$16,249

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Accounts payable	$2,420	$2,640
Accrued expenses	471	562
Deferred gain on sale of real estate	367	367

Total current liabilities	3,258	3,569

Deferred gain on sale of real estate	70	358

Total liabilities	3,328	3,927

Stockholders’ equity:

Common stock and additional paid-in capital	31,562	31,369
Treasury stock	(7)	(7)
Accumulated other comprehensive income	596	557
Retained earnings (deficit)	(22,299)	(19,597)

Total stockholders’ equity	9,852	12,322

Total liabilities & stockholders’ equity	$13,180	$16,249

ZOOM TECHNOLOGIES, INC.

Consolidated Statements of Operations

In thousands, except for per share data

(Unaudited)

	Three Months Ended		Nine Months Ended
	9/30/07	9/30/06	9/30/07	9/30/06

Net sales	$5,580	$3579	$14,676	$13,378
Cost of goods sold	4,287	3,338	11,792	11,949

Gross profit	1,293	241	2,884	1,429

Operating expenses:
Selling	979	782	2,751	2,564
General and administrative	617	689	1,863	2,236
Research and development	434	521	1,416	1,710
Total Operating Expenses	2,030	1,992	6,030	6,510

Operating profit (loss) before building sale	(737)	(1,751)	(3,146)	(5,081)

Gain on sale of real estate	96	-	288	-

Operating profit (loss)	(641)	(1,751)	(2,858)	(5,081)

Other income (expense), net	28	919	156	1,016

Income (loss) before income taxes	(613)	(832)	(2,702)	(4,065)

Income tax expense (benefit)	—	—	—	—

Net income (loss)	$(613)	$(832)	$(2,702)	$(4,065)

Basic and diluted earnings (loss) per share:

Earnings (loss) per share	$(0.07)	$(0.09)	$(0.29)	$(0.43)

Weighted average number of shares outstanding:

Basis and Diluted	9,347	9,347	9,347	9,347